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                                 EXHIBIT 10.20


                              MOMENTUM CORPORATION
                         1993 EXECUTIVE INCENTIVE PLAN


1. EFFECTIVE DATE. The effective date of the Momentum Corporation Executive Incentive Plan ("Plan") is January 1, 1993.

2. PURPOSES. The purposes of this Plan are (a) to attract and retain in the employ of Momentum Corporation (the "Company") persons of outstanding competence who are or will be primarily responsible for the management, growth and success of the business; (b) to provide greater incentive for such persons to exert their best efforts on behalf of the Company; and (c) to further the identity of interests of such persons with those of the Company's stockholders generally by encouraging them to acquire stock ownership in the Company.

3. PARTICIPANTS. The participants in this Plan shall be selected officers and key employees of the Company as designated from time-to-time by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee").

4. ADMINISTRATION. The Plan shall be administered by the Vice President, Administration or such other officer of the Company as the CEO of the Company shall designate. Questions of interpretation shall be decided by a committee consisting of the Company's CEO, CFO and General Counsel. Any question that they choose not to answer due to a substantial conflict of interest or for any other reason shall be referred to the Compensation Committee. Any decision by the Compensation Committee shall be final and binding.

5. STRUCTURE OF PLAN. The Plan shall consist of a cash short-term incentive component and an equity-based long-term incentive component, the latter with 3-year performance periods and based on stock options to create equity ownership. All stock options shall be granted under the Company's 1989 Long-Term Incentive Stock Plan or its successor. The performance targets shall be set by the Compensation Committee and shall be linked to strategic business goals and key milestones which benefit all stockholders of the Company.

6. SHORT-TERM INCENTIVE OPPORTUNITY. Participants designated by the Board shall have an annual short-term incentive target equal to a designated percentage of the midpoint of their individual salary grade. Target percentages in the Executive Bonus Plan are no longer applicable and specific percentage targets shall be set by the Compensation Committee for each individual participant. This short-term incentive opportunity shall be made pursuant to the Company's existing Executive Bonus Plan but with the folllowing modifications:
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
                                        % of Success          % of Salary Grade
                                       Ratio Achieved             Paid Out
                                       --------------             --------
         Maximum Payout                     130%                    150%
         Target Payout                      100%                    100%
         Threshold Payout                    60%                     25%

         All payouts will be in cash only.

7. LONG-TERM INCENTIVE OPPORTUNITY. Designated participants shall have 3-year targets established equal to a percentage of the midpoint of their salary grade multiplied by three. Seventy-five percent (75%) of the target payout for this long-term incentive shall be based on to the projected gain on the stock options granted or to be granted hereunder and twenty-five percent (25%) shall be payable in cash from the performance unit plan.

         The primary function of the cash component (performance unit plan) is to help pay the income tax on any option gains. The performance unit plan is based upon achieving at least 6% annual, internal growth in revenues with a target payout at 10% annual growth. The affect of any acquisition on revenue growth shall be disregarded. The performance unit plan is described in MCG pages numbered 19-21 attached as Exhibit A and the payout formula is the same as the short-term incentive formula in paragraph 6 above unless set otherwise by the Compensation Committee.

         The terms of the stock options will be set by the Compensation Committee, but generally they will be nonqualified options with a 10-year duration and which will vest (become exercisable) at the end of the applicable 3-year period (i.e. January 1, 1996 in the case of the first grants).

         For each 3-year period, forty percent (40%) of the stock options to be potentially granted (at target) shall be granted at the beginning of the 3-year period, with additional options to be granted at the end of the first, second and third years. The granting of additional options at year end shall be dependent on the book value of the Company's stock increasing 13.3% or more from the beginning of the year to the end of the year. This methodology is set out on MCG pages numbered 15-18 attached as Exhibit B.

8. MISCELLANEOUS. No participation or award hereunder will be construed to be a contract for continued employment and each officer of the Company serves at the pleasure of the Board of Directors.

9. AMENDMENTS. The Board of Directors reserves the right to modify this Plan from time to time or to repeal the Plan entirely, or to direct the discontinuance of granting awards either temporarily or permanently; provided, however, that no modification of this Plan shall operate to annul, without the consent of the optionee, a stock option already granted hereunder.

         Dated as of the 26th day of August, 1993.


                                          MOMENTUM CORPORATION


                                          By ________________________________
                                                         President
Attest:

___________________________________
Corporate Secretary